Exhibit 1

News release via Canada NewsWire, Toronto 416-863-9350

           Attention Business Editors:
           Breakwater Resources Ltd.'s Analyst and Investor Exploration Seminar

           (TSX: BWR)

           TORONTO, Nov. 24 /CNW/ - Breakwater announced today that it will webcast, on a live basis, its half day analyst and investor seminar on Monday,
November 27, 2006 commencing at 8:30 am ET. The seminar is being conducted to discuss Breakwater's exploration activities at each of its sites. Join us on the webcast through the URL
http://w.on24.com/r.htm?e(equal sign)32658&s(equal sign)1&k(equal sign)1F7608874A256B7F1EE72AD62F843B30 or through http://www.newswire.ca/en/webcast/index.cgi?tab(equal sign)upcoming as our geoscientists present their geological models and describe their exploration activities. After the broadcast, an archive of the webcast will be available on Breakwater's website as well as on CNW's website for a period of 180 days.
           The scheduled speakers on the webcast will be Olivier Grondin, geo,
Manager Exploration Geology, Myra Falls Operation; Martin Perron, P.Eng.,
Manager of Exploration, Quebec Operations, Aldo Jose Crino Araguiz, Senior
Exploration Geologist, El Mochito Mine; and Alejandro Kakarieka, Consulting
Geologist, El Toqui Mine.
           The webcast will include forward-looking statements.

           %CIK: 0000782875

           /For further information: E. Ann Wilkinson, Vice President, Investor
Relations, (416) 363-4798 Ext. 277, awilkinson(at)breakwater.ca/
           (BWR.)

CO:  Breakwater Resources Ltd.

CNW 13:57e 24-NOV-06